EXHIBIT 10.1
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                                      UTEK

                          STRATEGIC ALLIANCE AGREEMENT
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This Strategic Alliance Agreement is made and entered into this 25th day of July
2006, by and between UTEK Corporation ("UTEK"), a Delaware Corporation, 202
South Wheeler Street, Plant City, Florida 33563, and MM2 Group, Inc. ("MMGP"), a New Jersey Corporation, 750 Highway 34, Matawan, New Jersey 07747.

WITNESSETH:

          WHEREAS, MMGP desires to engage UTEK to provide the services as set forth in this Agreement, and

          WHEREAS, UTEK is agreeable to provide these services.

          NOW THEREFORE, in consideration of the mutual promise made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. SERVICES

     A. To identify technology acquisition opportunities for MMGP from research universities and government laboratories, while maintaining MMGP's confidentiality.

     B.   In conjunction with the Services, UTEK agrees to:

          I. Make itself available at the offices of MMGP or at another mutually agreed upon place, during normal business hours, for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling.

          II. Make itself available for telephone conferences with the principal officer(s) of MMGP during normal business hours.

     C. MMGP will have 30-days from receipt of information to determine if they wish to go forward with the technology license. UTEK, after 30 days, shall have the right to present the technology to other clients.

     D. MMGP acknowledges that the sources of technologies represented by UTEK are 3rd party research institutions for which UTEK does not control whether the technology will be shown to other parties by the licensor.

     E. At MMGP's request and upon mutual agreement between MMGP and UTEK, UTEK will negotiate and seek to acquire a license to the requested technology for subsequent sale to and acquisition by MMGP.

     F. On a case-by-case basis, at MMGP's request and UTEK's sole discretion, UTEK will propose an equity-financing plan for MMGP's consideration, to finance select technology acquisition opportunities for MMGP.

     G. MMGP will not seek to acquire any technologies presented to MMGP by UTEK from the technology developer directly or indirectly for a period of 24 months following the termination of this Strategic Alliance Agreement.

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     H.   UTEK shall devote such time and efforts, as it deems commercially reasonable, under the circumstances to the affairs of MMGP, as is commercially reasonable and adequate to render the Services contemplated by this Agreement.

     I. UTEK cannot guarantee results on behalf of MMGP, but shall pursue all reasonable avenues available through its network of contacts. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by in its sole discretion.

     J. MMGP will cooperate with UTEK and will promptly provide UTEK with all pertinent materials and requested information in order for UTEK to perform its Services pursuant to this Agreement

II. INDEPENDENT CONTRACTOR

UTEK shall be, and in all respects be deemed to be, an independent contractor in the performance of its duties hereunder.

          A. MMGP shall be solely responsible for making all payments to and on behalf of its employees and UTEK shall in no event be liable for any debts or other liabilities of MMGP.

          B. UTEK shall not have or be deemed to have, fiduciary obligations or duties to, and shall be able to pursue, conduct and carry on for its own account (or for the account of others) such activities, ventures, businesses and other pursuits as UTEK, in its sole, absolute and unfettered discretion, may elect.

          C. Notwithstanding the above, no activity, venture, business or other pursuit of UTEK, during the term of this Agreement shall conflict with UTEK's obligations under this Agreement.

III. EXPENSES

It is expressly agreed and understood that each party shall be responsible for its own normal and reasonable out-of-pocket expenses.

IV. COMPENSATION

          A. In consideration for providing these Services, MMGP shall pay UTEK $120,000 in the form of unregistered shares of common stock (1,411,765 shares) upon the execution of this Strategic Alliance Agreement. 1/12 of the shares (117,647) shall vest each month during the term of this Agreement. In lieu of payment of shares, MMGP shall have the option of paying UTEK $10,000 per month for the Services described in this Agreement.

               If this Agreement is terminated any unvested shares will be returned to MMGP.

          B. In consideration for the services to be provided herein, MMGP agrees that it will remit the agreed upon stock certificate or cash payment within five (5) days of both parties executing this Agreement. If no consideration is received in the timeline, UTEK has the unilateral option to terminate this Agreement.

          C. MMGP agrees that UTEK shall be entitled to additional compensation as follows:

               Technology Transfer: When a technology is shown to MMGP that MMGP wants to acquire, UTEK will seek to acquire the license to a technology through one of its subsidiaries. UTEK will then seek to provide a term sheet to MMGP outlining the consideration to be paid by MMGP for the acquisition of this technology. If MMGP executes the term sheet, agreeing to the terms set forth, UTEK shall transfer this subsidiary to MMGP in a stock for stock exchange under an "Agreement and Plan of Acquisition." The consideration to be paid by MMGP to UTEK will be based upon a markup to the value of the license and other assets in the subsidiary as determined by UTEK and agreed to by both parties.

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V. TERM AND TERMINATION

The term of the Agreement will be for 12 months unless terminated sooner. This Agreement may be renewed upon mutual, written agreement of the parties. Either party may terminate this Agreement at any time with 30 days written notice.

VI. LEGAL COMPLIANCE

MMGP agrees that it will put in place, if it has not already done so, policies and procedures relating to and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations, including, but not limited to:

          A. Disclosure requirements regarding the required disclosure of the nature and terms of UTEK's relationship with, including, but not limited to press releases, publications on its web site, letters to investors and telephone or other personal communication with potential or current investors.

          B. No press releases or any other forms of communication to third parties, which mention both UTEK and MMGP, shall be released without the prior written consent and approval of both UTEK and MMGP.

          C. UTEK represents to MMGP that a) it has the experience as may be necessary to perform all the required, b) all Services will be performed in a professional manner, and c) all individuals it provides to perform the Services will be appropriately qualified and subject to appropriate agreements concerning the protection of trade secrets and confidential information of which such persons may have access to over the term of this Agreement.

          D. Until termination of the engagement, MMGP will notify UTEK promptly of the occurrence of any event, which might materially affect the condition (financial or otherwise), or prospects of MMGP.

VII. CONFIDENTIAL DATA

          A. UTEK shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of MMGP, obtained by UTEK as a result of its engagement hereunder, unless authorized, in writing by MMGP. UTEK represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of, MMGP including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in such information to employees and other persons who may be engaged in rendering services to any person, firm or entity which may be a competitor of.

          B. MMGP shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of UTEK or confidential information revealed by UTEK obtained as a result of its engagement hereunder, unless authorized, in writing, by UTEK, and agreed to be bound by any confidentiality agreement entered into by UTEK with any third party for the purpose of reviewing technology acquisition opportunities.

          C. UTEK shall not be required in the performance of its duties to divulge to MMGP, or any officer, director, agent or employee of MMGP, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such person, firm or entity which may be a competitor or potential competitor of) which UTEK may have or be able to obtain other than as a result of the relationship established by this Agreement.

VIII. OTHER MATERIAL TERMS AND CONDITIONS

          A.   INDEMNITY.

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               1.   UTEK shall indemnify, defend and hold harmless MMGP from and against any and all losses incurred by MMGP which arise out of or result from misrepresentation, breach of warranty or breach or non- fulfillment of any covenant contained herein or Schedules annexed hereto or in any other documents or instruments furnished by UTEK pursuant hereto or in connection with this Agreement.

               2. MMGP shall indemnify, defend and hold harmless UTEK from and against any and all losses incurred by UTEK which arise out of or result from misrepresentation, breach of warranty or breach or non-fulfillment of any covenant contained herein or Schedules annexed hereto or in any other documents or instruments furnished by MMGP pursuant hereto or in connection with this Agreement.

          B. PROVISIONS. Neither termination nor completion of the assignment shall affect the provisions of this Agreement, and the Indemnification Provisions that are incorporated herein, which shall remain operative and in full force and effect.

          C. SOLICITATION. MMGP agrees that for a twenty four months (24) following the execution of this Agreement, MMGP shall not, without UTEK's prior written consent, directly or indirectly solicit for employment any present employee of UTEK, or request, induce or advise any employee of UTEK to leave the employ of UTEK. In turn, UTEK agrees that it will not directly or indirectly solicit any present employee of MMGP.

          D. ADDITIONAL INSTRUMENTS. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

          E. ENTIRE AGREEMENT. Each of the parties hereby covenants that this Agreement, is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

          F. ASSIGNMENTS. The benefits of the Agreement shall inure to the respective successors and assignees of the parties and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that the rights and obligations of UTEK under this Agreement may not be assigned or delegated without the prior written consent of MMGP and any such purported assignment shall be null and void. Notwithstanding the foregoing, UTEK may assign this Agreement or any portion of its Compensation as outlined herein to its subsidiaries in its sole discretion.

          G. ORIGINALS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement.

          H. NOTICES. All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the addresses appearing herein, and shall count from the date of mailing or the validated air bill.

          I. MODIFICATION AND WAIVER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the

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               provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

          J. INJUNCTIVE RELIEF. Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, MMGP and UTEK hereby agree, consent and acknowledge that, in the event of a breach of any material term of this Agreement, the non-breaching party will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which the non-breaching party may have at law or in equity.

          K. ATTORNEY'S FEES. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from. As used in this Agreement, attorneys' fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal to the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

          L. INVESTMENT COMPANY STATUS. MMGP represents that it is not an investment company, registered or unregistered.


APPROVED AND AGREED


UTEK Corporation                            MM2 Group, Inc.


By:                                         By: /s/ Mark Meller
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    Doug Schaedler                              Mark Meller
    Chief Operating Officer                     Chief Executive Officer


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